                                                                  Rule 424(b)(3)
                                                               File No. 33-62479

Pricing Supplement No.:  4                               Dated: February 2, 1996
(To Prospectus dated October 6, 1995 and
Prospectus Supplement dated October 17, 1995)



U.S.$2,500,000,000
HELLER FINANCIAL, INC.
MEDIUM-TERM NOTES, SERIES G

(REGISTERED NOTES - FLOATING RATE)
DUE FROM NINE MONTHS TO THIRTY YEARS FROM DATE OF ISSUE

Principal Amount:   $10,000,000            Issue Price: 100 %

Original Issue Date: February 6, 1996      Stated Maturity Date: April 9, 1998

Form: [X] Book-Entry  [_] Certificated

Depositary: Depository Trust Company

Specified Currency:  U.S. Dollars
     (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [_] Yes [_] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate: [_] Commercial Paper Rate [_] LIBOR [_] Treasury Rate
           [X] Federal Funds Rate [_] Prime Rate [_] Other:

Interest Reset Period: Monthly

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement) The 10th day of April, July, October and January of each year, beginning April 10, 1996, up to but excluding the Stated Maturity Date.

Interest Payment Dates: (If other than as specified in the Prospectus Supplement) The 10th day of April, July, October and January of each year, beginning April 10, 1996, up to and including the Stated Maturity Date.

                                                                  Rule 424(b)(3)
                                                               File No. 33-62479

Pricing Supplement No.:  4                   Dated: February 2, 1996
(To Prospectus dated October 6, 1995 and
Prospectus Supplement dated October 17, 1995)


Interest Determination Date(s): 1 Business Day prior to each Interest Reset
Date.

Initial Interest Rate:  To be determined.

Index Maturity: Monthly

Day Count Convention:  A/360

Maximum Interest Rate: N/A                      Minimum Interest Rate:  N/A

Spread (+/-):  + .25%                           Spread Multiplier: N/A

Optional Redemption: [_] Yes [X] No
     Initial Redemption Date:

     The Redemption Price shall initially be   % of the principal amount of the
     Note to be redeemed and shall decline at each anniversary of the Initial
     Redemption Date by   % of the principal amount to be redeemed until the
     Redemption Price is 100% of such principal amount.

Optional Repayment: [_] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)

Discount Note: [_] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission:  .0611%

Other Provisions:  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT
                       NO. 4 UNDER MTN-SERIES G PROGRAM: $196,750,000.00
                   b)  CUSIP #:  42333HFM9

Agent:  Merrill Lynch & Co.
  250 Vesey Street
  New York, NY 10281